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                                                                     EXHIBIT 5

                    [MICHAEL BEST & FRIEDRICH LETTERHEAD]


October 20, 1994

Stokely USA, Inc.
1055 Corporate Center Drive
Oconomowoc, Wisconsin 53066

Gentlemen:

     We have served as your counsel in connection with the filing by you of a registration statement on Form S-1 with the Securities and Exchange Commission ("Commission") pursuant to the provisions of the Securities Act of 1933, as amended ("Act"), covering the registration of three million forty thousand (3,040,000) shares of common stock, $0.05 par value per share ("Common Stock"), of Stokely USA, Inc. ("Stokely"). As your counsel, we have examined such records and other documents as we deemed necessary for the purposes of this opinion and considered such questions of law as we believe to be involved. Based upon such examination and consideration, it is our opinion that:

     1. Stokely is validly incorporated and existing under the laws of the State of Wisconsin and has the corporate power to carry on its present business and is duly qualified to own its properties and conduct its business in those states where such authorization is presently required, except where failure to so qualify does not have a material adverse effect on Stokely;

     2. The total authorized capital stock of Stokely consists of twenty million (20,000,000) shares of common stock having a par value of $0.05 per share and one million (1,000,000) shares of preferred stock having no par value per share; and

     3. The Common Stock, assuming the issuance thereof following and in compliance with the registration thereof with the Commission, will be duly authorized and validly issued, fully paid and nonassessable, except as provided by Section 180.0622 of the Wisconsin Statutes which may require further assessment for unpaid wages to employees under certain circumstances.

     Pursuant to the requirements of the Act, we hereby consent to the use of this opinion in connection with the registration with the Commission the shares of Common Stock.

Very truly yours,

MICHAEL BEST & FRIEDRICH


By:  /s/ Frank J. Pelisek
     -----------------------
     Frank J. Pelisek